UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                    FORM 3
              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person

   Mitchell Eggers
   6351 West Mercer Way
   Mercer Island, WA  98040

2. Date of Event Requiring Statement (Month/Day/Year)

   7/5/2001

3. IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   ASPI Europe, Inc. (ASPQ)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   Vice President of Business Development

6. If Amendment, Date of Original (Month/Day/Year)


7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
                                                                                                                                   |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)              |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount of            |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  Securities Underlying          |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Derivative Security            |exercise  |Form of      |                           |
                        |  Date(Month/      |  (Instr. 4)                     |price of  |Deriv-       |                           |
                        |  Day/Year)        |                                 |deri-     |ative        |                           |
                        |-------------------|---------------------------------|vative    |Security:    |                           |
                        |                   |                       |Amount   |Security  |Direct(D) or |                           |
                        | Date    | Expira- |                       |or       |          |Indirect     |                           |
                        | Exer-   | tion    |         Title         |Number of|          |(I)          |                           |
                        | cisable | Date    |                       |Shares   |          |(Instr. 5)   |                           |
___________________________________________________________________________________________________________________________________|
                                                                                                                                   |
Stock Option (right to  |(1)      |5/10/04  |Common Stock           |25,000   |$5.00     |D             |                          |
buy)                    |         |         |                       |         |          |              |                          |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1)  The option vested on March 17, 2000.




                                   /s/ Mitchell Eggers                7/12/01
                                   -----------------------------      ----------
                                   **Signature of Reporting Person    Date




** Intentional misstatements or omissions of acts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).